Exhibit 99.3

EXECUTION VERSION

REGISTRATION RIGHTS JOINDER AGREEMENT

This REGISTRATION RIGHTS JOINDER AGREEMENT, dated as of June 11, 2021, is made and entered into by and between Churchill Capital Corp II, a Delaware corporation (the “Company”) and MIH Learning B.V., a private limited liability company organized under the laws of The Netherlands (the “Joining Party”).

RECITALS

WHEREAS, the Company, MIH Edtech Investments B.V. (f/k/a MIH Ventures B.V.) (“MIH Edtech Investments”), and, solely with respect to Section 12 and Section 19 thereof, Churchill Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), entered into that certain Subscription Agreement, dated October 12, 2020 (the “Subscription Agreement”), and on February 16, 2021, MIH Edtech Investments assigned all of its rights, title and interest in and to, and obligations under, the Subscription Agreement to the Joining Party and the Joining Party accepted such assignments;

WHEREAS, the Company, the Sponsor, and Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, and certain other parties, entered into that certain Amended and Restated Registration Rights Agreement dated as of October 12, 2020 (as such agreement may hereafter be amended pursuant to the terms thereof, the “Registration Rights Agreement”), the form of which is attached hereto as Exhibit A;

WHEREAS, pursuant to the terms of the Subscription Agreement, the Company and the Joining Party agreed, prior to or concurrently with the First Step Investment Closing (as defined in the Subscription Agreement), to enter into a joinder, or otherwise become a party, to the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

Section 1. Agreement by the Joining Party. The Joining Party acknowledges receipt of, and having read, a copy of the Registration Rights Agreement. The Joining Party hereby accepts and agrees to be bound by, and further covenants and agrees that it will comply with, all of the terms and conditions of the Registration Rights Agreement (as each may be amended from time to time), as if it were a Holder (as such term is defined in the Registration Rights Agreement) under the Registration Rights Agreement, provided, however, that for purposes of the Joining Party, the term “Permitted Transferee” shall mean (a) in the case of the Sponsor (as such term is defined in the Registration Rights Agreement) or any Holder (as such term is defined in the Registration Rights Agreement) of Founder Shares (as such term is defined in the Registration Rights Agreement), any person or entity to whom a Holder of Registrable Securities (as such term is defined in the Registration Rights Agreement) is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period (as such term is defined in the Registration Rights Agreement) and pursuant to the Sponsor Agreement (as such term is defined in the Registration Rights Agreement) and any other applicable agreement between such Holder and the Company (as such term is defined in the Registration Rights Agreement), in each case for so long as such agreements remain in effect, and to any transferee thereafter, (b) in the case of any Holder (other than the Sponsor or any Holder of Founder Shares) that is not an individual, any Affiliate (as such term is defined in the Registration Rights Agreement) of such Holder (including existing affiliated investment funds or vehicles that at all times remain Affiliates) and each of their respective limited partners, members or stockholders (or an Affiliate thereof) and (c) in the case of any Holder (other than the Sponsor or any Holder of Founder Shares) who is an individual, (i) any successor by death or (ii) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Registrable Securities.

Section 2. Agreement by the Company. The Company hereby accepts the Joining Party as a party to the Registration Rights Agreement as if the Joining Party were a Holder (as such term is defined in the Registration Rights Agreement) under the Registration Rights Agreement, and agrees that it will, treat the Joining Party as if it were a Holder under the Registration Rights Agreement.

Section 3. Governing Law. This Agreement and the rights and obligations of the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 4. Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered as of the date first above written.

CHURCHILL CAPITAL CORP II

By:	/s/ Peter Seibold
Name: Peter Seibold
Title: Chief Financial Officer

MIH LEARNING B.V.

By:	/s/ Serge de Reus
Name: Serge de Reus
Title: Director